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                                                                    Exhibit 99.1


                   Crown Vantage Says Fourth Quarter Results
                   Will Reflect Weaker Pulp and Paper Pricing


     OAKLAND, Calif., Jan. 27, 1999 Crown Vantage Inc. (Nasdaq:CVAN) said today that it expects to report a net operating loss for the fourth quarter 1998 relative to operating profits in the prior quarter and the 1997 fourth quarter, principally caused by the continuing unfavorable pricing environment for many of the company's pulp and paper products. Company sales volumes and costs continued their improvement trend in the quarter, however. A full release of financial results for the quarter and 1998 will be made Feb. 3.

     Crown Vantage expects to include in the fourth quarter results a pre-tax charge of about $164 million. Included are a $147 million pre-tax write-down consisting primarily of fixed assets at the Berlin and Gorham, N.H., pulp and paper mills. Also included is a $17 million pre-tax charge that represents net future lease payments for a co-generation facility at the St. Francisville, La., mill that was originally leased in 1985. Even factoring in the lease expense, the mill has been able to source energy more economically through the local energy provider; therefore, the equipment under lease no longer provides substantive use or benefit to the mill. The company said the reduction in non-cash expense represented by these two charges should improve pre-tax operating results going forward. The improvement is expected to be about $20 million in 1999.

     The impact of these anticipated charges on financial performance has been reviewed with and consented to by the company's lending banks. The company remains in compliance with its revised bank covenants for 1998.

     As previously reported, fourth quarter 1998 results will also include a non-operating extraordinary gain resulting from the return of $33 million in pay-in-kind notes formerly held by Fort James Corporation.

                                    - more -

     In a separate development, the company said its common stock price has remained below the $5 minimum maintenance standard for continued listing on the Nasdaq National Market. It has requested and been granted a hearing with Nasdaq on Feb. 5 to discuss the continued listing. Following the hearing, an extension could be granted or the shares could be de-listed from the Nasdaq National Market.

     "Our stock price has reflected investor attitude toward small-cap stocks and the paper industry as a group," said President and Chief Executive Officer Robert A. Olah. "While there's
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 little we can do about the pulp and paper market disruption that began with the
 Asian economic situation, we're pleased with the continuing improvements in our per-ton costs and sales volume those major factors over which we have the most control. With price increases announced recently in some paper grades, we're moderately optimistic that we'll see additional improvement in markets as the year progresses."

     Crown Vantage, headquartered in Oakland, Calif., owns ten pulp and paper mills in the United States and Scotland. It markets a broad range of specialized papers for printing, publishing and packaging applications.

     This news release contains certain forward-looking statements concerning the company's potential operating results improvement based on fourth quarter charges, continued listing of the company's common stock on the Nasdaq National Market, and industry market conditions, including announced price increases. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or inferred by these statements. These could include, but are not limited to, failure to achieve operating results improvements based on fourth quarter charges, a decision by Nasdaq to de-list Crown Vantage stock, and failure of pulp and paper markets to improve.

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